Exhibit 4.32

THE YEAR TWO THOUSAND AND NINETEEN

On September the twenty-third

Before Us, mr. Paul VERHAVERT, civil law notary in Mechelen (acting on behalf of the BVBA “Notary Paul Verhavert” in Mechelen, Van Benedenlaan 58, VAT BE0643 905 004 RPR Mechelen), holder or the original, with intervention of mr.  Jan BOEYKENS,  civil law notary in Antwerp (who exercises his activity at the company “Boeykens & Guldemont, associated civil law notaries”, with its registered office in 2018 Antwerp, Van Breestraat, 7).

HAVE APPEARED:

1. The public company "National Maatschappij der Belgische Spoorwegen”, abbreviated "NMBS, with its registered office in 1060 Brussels, Frankrijkstraat, 56 and registered with the Crossroads Bank for Enterprises in Brussels, department Brussels, under number 0203.430.576.

Founded by Royal Decree of August 7, 1926 pursuant to the law of July 23, 1926 to establish the Nationale Maatschappij der Belgische Spoorwegen, announced in the annexes to the Belgian Official Journal of July 24 thereafter.

Of which the Articles of Association were amended multiple times and by the last time by official report prepared by mr. Tim Carnewal, associated civil law notary in Brussels, on May 30, 2014, approved by Royal Decree of April 28, 2015, published in the Belgian Official Journal of May 4 thereafter.

In this matter represented by Mr. Patrice Marie Simon Jean Ghislain Couchard, chairman-director, residing in […***…] and the Mr. Blanckaert, residing in […***…], both acting under power of attorney granted by a deed executed before civil law notary Daisy Dekegel in Brussels on October 9, 2018, published in the annexes to the Belgian Official Journal of October 29, 2018 under number 2018-10-29/0158553.

2. The public company, "DE LEEWE II”, with its registered office in 1070 Anderlecht, Brogniezstraat 54, registered with the Crossroads Bank for Enterprises in Brussels, department Brussels, under the number 0476.491.021.

Founded by deed before civil law notary Annick Dehaene in Gent-Sint Amandsberg, on December 19, 2001, published in the annexes to the Belgian Official Journal January 11, 2002 under number 2002-01-11/099.

Of which the Articles of Association were last amended by a deed executed before civil law notary Catherine Gillardin, in Brussels, on March 6, 2012, published in the annexes to the Belgian Official Journal of March 23 thereafter, under number 061564.

In this matter represented by two directors, acting jointly, being:

-Mr. Patrice Couchard, aforementioned, chairman-director, whose mandate as director was extended by decision of the general assembly dated May 10, 2019, published in the annexes to the Belgian Official Journal of June 26 thereafter, under number 2019-06-26/0084506;

-Mr. Cédric Blanckaert, aforementioned, director, for this purpose appointed by decision of the general assembly dated June 18, 2018, published in the annexes to the Belgian Official Journal of August 3 thereafter, under number 2018-08-03/0121109.

3. The private limited company "GALAPAGOS REAL ESTATE 1, abbreviated "GLPG RE 1, with its registered office in 2800 Mechelen, Generaal de Wittelaan L11 A3, with company number 0714.965.620.

Founded by deed executed before civil law notary Tim Carnewal, in Brussels, on November 30, 2018, published in the Annexes to the Belgian Official Journal of 4 December thereafter, under number 0338556.

Of which the Articles of Association were not amended to date.

In this matter represented by Ms. Annelies Denecker, residing in […***…], acting pursuant to a power of attorney granted by deed executed before the undersigned notary Verhavert on December the fourteenth two thousand and eighteen, a copy of which will be attached to this deed.

Which persons appearing have outlined to us, notaries, that which follows:

I. PREAMBLE:

The persons appearing explain:

- that the aforementioned persons appearing sub 1 and 2 are full owners of the real estate property described below under II;

- that the person appearing sub 3 intents to establish an office complex with research lab and underground parking garage on the real estate property mentioned below, hereinafter also referred to as "the Galapagos Project”, and to this end wishes to purchase the real estate property mentioned below from the persons appearing sub 1 and 2;

- that the persons appearing sub 1 and 2 have agreed to their real estate property to the person appearing the person appearing sub 3, with the exception of the parking, however, which is already located underground, property of person appearing sub 1, and which as described below shall remain the whole, exclusive and perpetual property of the person appearing sub 1 and its successors;

- that for this purpose, the persons appearing have appeared before the undersigning civil law notaries with the request to issue a deed of the following agreements that were expressly concluded between them, being:

II. SALE:

The persons appearing sub 1 and 2, hereinafter referred to as "the sellers” declare to sell to the person appearing sub 3, hereinafter referred to as "the buyer”, who accepts, the full ownership of the real estate property mentioned below.

DESCRIPTION OF THE REAL ESTATE PROPERTY:

City of Mechelen – third department  :

a. A plot of land with appurtenances, located at the Hanswijkvaart, known in the land registry in accordance with recent cadastral ledger section D, numbers 0049E4P0001/partially, 0049R4P0001, 0049Z4P0001, and 0049A5P0001/partially, for a surface area according to measurement listed below of seventeen ares and thirty-nine centiare (17a39ca).

According to title known under increased surface area in the land registry as section D, numbers 49/Z/4, 49/E/4, 49/A/5 and 49/R/4.

Measurement:

The aforementioned property is shown under lot 1B on a measurement plan prepared by Veerle Wuyts, survey expert, in Rijmenam, on July 14, 2019, a copy of which is attached as Annex 1 to this deed.

Prior identification

The aforementioned property was assigned the reserved plot number D 49 K 6 P0000 in the land registry.

b. A plot of land, located at the Hanswijkvaart, known in the land registry according to a recent cadastral ledger section D, part of number 0049B6P0000, for a surface area according to the aforementioned measurement of seventy-seven ares and ninety-nine centiare (77a99ca).

According to title under increased surface area known in the land registry as section D, number 0049B6P0000.

Measurement:

The aforementioned property is shown below under lot 1A on the aforementioned measurement plan of July 14, 2019.

Prior identification

The aforementioned property was assigned the reserved plot number D 49 H 6 P0000 in the land registry.

Plan of delimitation

The aforementioned plan dated July 14, 2019 was included in the database of plans of delineation of the General Administration of the Patrimonial Documentation under reference number: 12403-10416.

The undersigned civil law notaries hereby ask for application of article 1, 4th of the mortgage act and article 26 of the Code of Registration Fees/article 3.12.3.0.6 VCF.

The persons appearing certify that the aforementioned plan did not change afterwards.

ORIGIN OF OWNERSHIP.

The aforementioned property sub a. fully belongs to the person appearing sub 2 because it acquired such under the greater surface area, and under condition precedent from the N.M.B.S. Holding pursuant to a deed executed bore civil law notary deed Gérard Indekeu in Brussels on October the twenty-first two thousand and thirteen, was transferred at the mortgage office in Mechelen on October the thirty-first thereafter under reference 56-T-10/31/2013-15178.

By deed executed before the he undersigned Boeykens in Antwerp on December the twenty-first two thousand and eighteen, transferred into at the Office Legal Security in Mechelen on January the third two thousand and nineteen under number 56-T-01/03/2019-00058, the fulfillment of the above condition precedent was established.

The aforementioned property sub b. fully belongs to the person appearing sub 1 by because it acquired such under the greater surface area and together with other property from the public company “Eurostation”, in Anderlecht, pursuant to deeds of merger by takeover executed before civil law notary Tim Carnewal, in Brussels, on October the twenty-sixth two thousand and eighteen, transferred at the Office Legal Security in Mechelen on November the thirteenth thereafter, under number 56-T-11/13/2018-16999 and on December twenty-six two thousand and eighteen.

A. OBJECT OF THE SALE.

The present sale by the sellers to the buyer concerns the sale of the full ownership of the above-mentioned real estate property, both with regard to the land and the surface area, however, with the exception of the structures developed thereon (currently being the underground parking garage) on the plot of land described above under II.b., which thus only concerns the full ownership of the land, the subsurface and top surface of the plot with the exception of the underground parking garage, and whereby the full, exclusive and perpetual ownership of this underground parking garage is expressly reserved by the person appearing sub 1.

The persons appearing sub 1 and 3 certify that as a result of the aforementioned reservation of the person appearing sub 1 of the aforementioned underground parking garage their desire is confirmed to dedicate the property described II.b. for multiple land use and consequently to build a volume plot underground, which concerns the existing underground parking garage (as shaded on the aforementioned plan of land surveyor Veerle Wuyts dated July 14, 2019).

The full exclusive and perpetual right of ownership of the person appearing sub 1 on the already existing underground parking garage under the property described in II.b., as well as the full exclusive and perpetual right of ownership of the person appearing sub 3 to the land, the subsurface and the top surface of the property described under II.b.. with the exception of the underground parking garage, are essential terms of current purchase-sale, without which respectively the person appearing sub 1 and the person appearing sub 3 would not have agreed with the current purchase-sale.

Therefore, the buyer shall receive the full ownership of the aforementioned real estate property, both with regard to the subsurface and the top surface, with the exception of one volume plot under the ground of the property described under II.b, consisting of the already developed volume (including all appurtenances such as the emergency exists and such) (the “Volume Plot”), which shall remain perpetually and fully in ownership of the person appearing sub 1 and whereby the boundary between the aforementioned full ownership right of the buyer on the property described under II.b. and the Volume Plot that fully belongs to the person appearing sub 1, shall be formed by the top of the roof panel of the current underground parking and the bottom of the floor panel located under the current underground parking.

The person appearing sub 1 and 3 declare that they shall not establish apartment co-ownership between the full ownership right of the buyer and the aforementioned full ownership of the person appearing sub 1 so that there are no joint parts between the two properties. However, easements shall be established hereinafter to facilitate the rational use of both properties.

The persons appearing sub 1 and 3 thereby expressly declare that the aforementioned ownership structure takes place with the following objectives:

- first, to let the person appearing sub 1 retain the full, exclusive and perpetual ownership right of the Volume Plot.

- second, to guarantee to the person appearing sub 3 the full, exclusive and perpetual ownership right of the aforementioned real estate property as described under II. above, both with regard to the subsurface, the land and the top surface, with the exception of the Volume Plot under the ground of the property described under II.b., consisting of the underground parking garage.

- third, to exclude any risk of re-qualification of this full ownership right under any of these persons appearing, whereby the persons appearing sub 1 and 3 base themselves on the classic interpretation of article 553 of the Civil Code, whereby each form of immovable agreement between both owners is hereby expressly refuted.

If, for any reason whatsoever, a part or the all of the agreement as laid down in this deed is disputed or questioned by a third party, the persons appearing sub 1 and 3 commit to make all efforts in order to 1) prevent any re-qualification or limitation of the full, exclusive and perpetual ownership right of the persons appearing sub 1 and 3 and 2) to find a solution which allows for the realization of the above-mentioned objectives, being the retention for the person appearing sub 1 of the right of the full ownership without time limit to the underground parking garage and the granting to the person appearing sub 3 of a right of full ownership without time limit on the aforementioned property, both with regard to the subsurface, the land and the top surface, with the exception of the Volume Plot under the ground of the property described under II.b. If required, the persons appearing 1 and 3 will perform a property law implementation of the current purchase-sale according to the laws as applicable at that time, so that the aforementioned objectives can be realized.

The persons appearing 1 and 3 also commit toward each other to voluntarily intervene in any proceedings and occasion whereby the ownership right of one of them is disputed, in order to safeguards the rights and interests of the other party in the best possible away.

The persons appearing sub 1 and 3 acknowledge that the commitments made in the previous paragraphs are perpetual and that the fulfillment thereof is an essential condition of the underlying agreement; this in order to ensure the realization and the durability of the projects of the persons appearing 1 and 3. The commitments entered into in the previous paragraphs thus do not only apply for the persons appearing sub 1 and 3, but shall also be imposed on all future owners or holders of rights in rem on the property sold by this deed or the part that is reserved in full ownership by the person appearing sub 1. For this purpose, each of the persons appearing sub 1 and 3 shall commit to impose the aforementioned commitments on all their legal successors, under whatever title, and commit to take over the provisions of this heading A in each deed of transfer of title in the broadest sense of the word or granting/transfer of a right in rem concerning the whole or part of the property described under II.b.

B. CONDITIONS OF THE SALE.

The underlying sale takes place under the following general and special burdens and conditions negotiated and accepted mutually by the parties. The burdens and conditions listed below are binding, insofar as not deviated from in the special conditions.

General burdens and conditions:

1. The property described above, of which the land registry indications only serve as information, is sold:

-  free and unencumbered of any mortgage, pre-preemptive right, resolutive claim and right of use;

- in the condition it was in upon the signing of the sales agreement without guarantee of size, of which any difference did not exceed one twentieth, shall remain for the sole account of the buyer;

- with all their easements, advantageous and disadvantageous, visible and invisible, perpetual and non-perpetual, which could be attached to such, without any exception and without any relevant recourse between the sellers.

The sellers themselves declare not to have established or permitted any invisible easements against the property, except for those expressly listed in the deed, and that they are not aware of such, already existing easements other than those possibly mentioned below.

With regard to easements, the deed executed before notary Jan Boeykens, in Antwerp, holder of the original, with the intervention of notary Adrienne Spaepen, in Mechelen, on December the twenty-ninth two thousand and seventeen, states among other things the literal text:

“In the deed executed before notary Jozef Clerens in Mechelen on May 21, 1987, containing the purchase of the public company “Samic”, literally states that which follows:

“Special conditions:

“The buyer declares to have knowledge of the “conditions inserted into the aforementioned deed of notary Schotte in Mechelen on October eighteenth nineteen hundred and seventy-nine.

“- The aforementioned lots 1 and 2, indicated on the floor plan must “give right of access to the public road” as took place until today over a width of six meters and ten centimeters.

“The partition walls on the plan indicated under the numbers “2-3-4-5-6-7 and 32-12-13-14-15-16-17-18-19-20 are joint with the adjoining properties.

“- A part of the warehouse in the north-eastern corner of the plot is developed on the land of the N.M.B.S.

“- All lines and drains may continue to exist as like today.”

“- the deed executed before notary Jozef Clerens in Mechelen on 21 May 1987, containing the sale by the public company “Acomal”, literally states that which follows:

“Special conditions:

“The buyer declares to have knowledge of the special conditions inserted in the aforementioned deed of:

"1- deed of notary Van de Walle in Mechelen on May eighth nineteen hundred and twenty-five;

“2- deed of notary Van Bellinghen in Mechelen dated November nineteenth nineteen hundred and twenty;

“3 - deed of notary Janssens in Willebroek on August second nineteen hundred and forty-one;

“4 - deed of notary Janssens in Willebroek on August twenty-fifth nineteen hundred and forty-one;

“5 - deed executed before the Committee for purchase dated May sixth nineteen hundred and forty-one;

“6- deed of notary Janssens in Willebroek on October twentieth nineteen hundred and fifty-one;

“7- private deed executed on October twenty-fourth nineteen hundred and nineteen;

“8 - deed executed before the Committee for purchase dated July fourth nineteen hundred and fifty-one;

“9- deed notary Janssens in Willebroek on September seventh nineteen hundred and fifty-three;

“10- deed notary Janssens in Willebroek on December twentieth nineteen hundred and fifty-four;

“11- deed notary Janssens in Willebroek on April twenty-ninth nineteen hundred and fifty-five

“12- deed notary Janssens in Willebroek on March twentieth nineteen hundred and fifty-eight;

“13- deed notary Janssens in Willebroek on November third nineteen hundred and fifty-eight;

“14- deed notary Jansen in Leuven on November twenty-ninth nineteen hundred and eighty;

“15 - deed executed before Mr. Commissioner of the “purchase committee Mechelen on January twenty-eight nineteen hundred and eighty-three;

“Of which they declare to have received a copy. “Consequently, they discharge the acting notary from copying these conditions, for which discharge.

“The buyer shall substitute in all rights and obligations of the seller insofar as these special conditions still apply.

“Special conditions:

“The buyer declares to have knowledge of the “conditions inserted into the aforementioned deed of notary Schotte in Mechelen on October eighteenth nineteen hundred and seventy-nine.

“- The aforementioned lots 1 and 2, indicated on the floor plan must “give right of access to the public road” as took place until today over a width of six meters and ten centimeters.

“- The partition walls on the plan indicated under the “numbers 2-3-4-5-6-7 and 32-12-13-14-15-16-17-18-19-20 are joint with the adjoining properties.

“- A part of the warehouse in the north-eastern corner of the plot is developed on the land of the N.M.B.S.

“- All lines and drains may continue to exist as like today.”

“- The deed executed before notary Jozef Clerens in Mechelen on September 8, 1989, contains the following literal text:

“The deed executed before notary Jansen in Leuven contains the following literal text:

“Special conditions - Easements

“The City of Leuven has granted to the public company Acomal, with its registered office in Mechelen, Hanswijkvaart number 10, the precarious permission of an exit road on the right canal dike for its ownership of six meters, the lease of a plot of land measuring six hundred and forty-two square meters, as well as the filling and paving of the plot taken into lease; under certain conditions, this all pursuant to the deed executed before notary Roberti de Winghe in Leuven dated October fourteenth nineteen hundred and sixty-three, copied at the mortgage office in Mechelen on October twenty-fourth thereafter, book 6348, number 29.

“The buyer acknowledges to have received a copy of the respective deed for the execution thereof, for which discharge, and the parties discharge the undersigned notary Jansen of given a description of these easements in the underlying deed.

“The undersigned notary Jansen also refers to the deed executed before notary Maurits Schotte, in Mechelen, containing a sale by the public company “Acomal” in Mechelen to the buyer in this, of an office building and a parking, which deed also contains the aforementioned special conditions.”

Insofar as necessary, the buyer shall substitute in all rights and obligations which could arise from this.

2. The property is sold without guarantee for defects concerning the condition, for defects in the ground or the subsurface, for defects in the facade at the public road; the buyer expressly waives any recourse against the buyers, specifically with regard to that which is provided in the articles 1641 and 1643 of the Civil Code, subject to deceit or knowledge of hidden defects by the buyers.

In this context, the seller declare that they are not aware that the property is affected by a hidden defect and thus have not withheld any information in this regard.

Subsequently, it is transferred without recourse of the buyer towards the sellers due to the condition of the soil and the condition of the buildings.

3. The buyer has no claim to compensation or price reduction due to a difference of size or due to the existence of any easements, right of way or hidden defects and shall waive any claim to a termination of the purchase as a result thereof.

4. From today, the buyer receives the ownership, possession and enjoyment of the property sold by this deed.

5. The sellers declare that the sold property is not leased, nor are being edited or have been pledged and are free of any right in rem or personal right of enjoyment.

6. The buyer shall bear and reimburse all taxes of any nature which are currently attached to the sold property or could be attached thereon from today.

The sellers declare not to have past-due municipal taxes. With regard to the front road or the sidewalk, they also declare that there are no recourse taxes due. Should these yet exist, they shall pay such.

7. All costs, rights and remuneration in this matter are for the account of the buyer. However, the costs related to the transfer obligation of the sellers are for the account of the sellers.

Special burdens and conditions:

As aforementioned, the buyer wishes to construct an office complex with research lab and underground parking area on the property sold by this deed (hereinafter referred to as “the Galapagos Project”). This project will be part of a much greater redevelopment of the so-called Ragheno site and with expansion of the entire station area of Mechelen, by various parties. Thereby it must be noted that the sellers only act in their capacity as owner/seller of lands and do not have the intention to act as developer.

With regard to the construction of the Galapagos Project and the future development of the surrounding zones, parties wish to make a number of agreements.

The buyer will develop the south-east side of the Galapagos Project (side of the Bautersemstraat) in accordance with annex 2 to the current deed (with the understanding that annex 2 only indicates who the facade of the Galapagos Project will be developed and is not representative for the open area next to the Galapagos Project).

Parties commit to develop the area between the Galapagos Project and the qualitative real estate project which will be developed on the adjacent plot (i.e. the zone non-aedificandi as outlined below), to design it or have it designed as a high-quality area.

The road on the north-east side of the Galapagos Project will be installed amongst others by the person appearing sub 3 (but thus not for the persons appearing 1 and 2) in accordance with the future environmental permit for the Galapagos Project.

The person appearing sub 1 will, if required, grant the necessary rights to the person appearing sub 3. Subsequently, the installed road will be transferred by the person appearing sub 1 to the City of Mechelen to be included in the public domain.

The sellers give no guarantees with regard to the future destination of the real estate property, the possibility to obtain permits for the Galapagos Project on the real estate property or the activity the buyer and/or Galapagos NV wish to develop on the real estate property. The buyer bears the full development risk with regard to the Galapagos Project, including permits, spatial planning, the effect of a brownfield covenant, installation public domain and (small) road systems, etc.

The buyer declares to have taken note of the conditions with regard to the development of an industrial building on the real estate property, imposed by the City of Mechelen by means of a board decision of March 24, 2017, of which they declare to have received a copy, and commits to comply with these conditions, without any form of recourse against the sellers. The buyer also declares to have taken note of the order given by the City of Mechelen to the design team KCAP ARCADIS OKRA for the preparation of a Global Master Plan “Mechelen Ragheno”.

The buyer commits not to admit a supermarket or pharmacy in the Galapagos Project.

Any residential function for the Galapagos Project is excluded. The buyer is forbidden to give the Galapagos Project a residential function, even for a small part, with the exemption of a caretakers house on the condition that a caretakers house is permitted by the regulations and the permits.

Along the canal and on the part between the real estate property and the Bautersemstraat, a high-quality real estate project will be developed. The buyer will not perform any actions which would materially restrict the possibility to develop or the value of this high-quality real estate project and will also impose this obligation on any third party who would acquire rights on the real estate property and/or the Galapagos Project.

The sellers commit to impose the obligation on any third party to which they would sell land or who shall be responsible for the development of the high-quality real estate project along the Galapagos Project, with the design and the planning of the project around the real estate property, to take into account the Galapagos Project so that no actions are taken which could materially limit the value of the project, without the sellers, however, being able to be held responsible for the non-compliance with these obligations by a third party.

The buyer will be responsible for all obligations concerning earth movement in the context of the Galapagos Project.

Furthermore, the buyer wishes to realize a permanent connection for pedestrians between the Galapagos Project and the (existing and in the future new) train station of Mechelen. Therefore, the sellers commit for the benefit of the currently sold real estate property (dominant tenement) to grant the necessary right of way on the lands of which one of them is the owner (servient tenement). Moreover, the sellers will assist the buyer, if necessary, in their negotiations with third parties who supposedly have rights on the Ragheno site in order to realize such permanent connection, however without acting on behalf of any third parties.

If necessary, the sellers will grant a right of way on the adjacent plots of which one of them is owner, for the installation of utility lines in the context of the Galapagos Project.

The buyer declares to have knowledge of the technical information with regard to the stability of the underground parking in the subsurface of the plot described above under II.b, on which the Galapagos Project will in part be developed. The buyer also declares that the information provided by the seller sub 1 concerning the stability of this parking was also used by its own stability engineers for the technical analysis of the Galapagos Project. The seller sub 1 declares that the information it has provided concerning the stability of the parking is complete and correct, so that the buyer can use this as a basis for the analysis of the stability of the Galapagos Project.

Before the start of the works for the Galapagos Project, a mutual location description will be prepared between the seller and the buyers, by a research agency hired by the buyer and at the expense of the buyer. The buyer will keep the seller sub 1 informed about the scheduling of the works.

The current purchase-sale does not relate to the goods still present on the sold real estate property (even if these could be considered as immovable), such as e.g. light poles, atm’s, beams, gates, etc. The person appearing sub 1 commits to remove these goods and to shut off the utility lines no later than six months after the relevant first request by registered letter of the person appearing sub 3. Insofar as needed, the persons appearing sub 1 and 3 will make any other practical agreements that may be needed in this regard.

The buyer will inform the seller sub 1 in a timely manner about the works with regard to the Galapagos Project and will provide the necessary information or where necessary provide access to the plans, and any comments of the seller sub 1 (with the understanding that the seller sub 1 is not obligated to make comments and that the absence of comments by the seller sub 1 cannot be considered as an acceptance), will be communicated and discussed as soon as possible, and to the extent reasonably possible, will be resolved, so that the Galapagos Project will be delayed as little as possible as a result thereof. The buyer also commits to make the necessary agreements with the seller sub 1 with regard to the safety in and around the parking during the works of the Galapagos Project.

Establishment of easements between the real estate property mentioned above and the underground Volume Plot:

For the ownership structures as outlined above, the following easements are established between the real estate property that is the object of the current deed and the Volume Plot on the other hand and without compensation in order to meet the technical necessities and necessities of a normal use of the distinct properties, more specifically:

a. Right of overhang

The property as described above under II.b., has a right of overhang of buildings and works, in whole or in part on or above the Volume Plot.

Passage must be tolerated between both properties of all necessary structural elements both with regard to the beams, the columns, the brickwork, the poles, the support beams and all other (bearing) constructions or elements that are necessary for the stability of every construction.

All structural elements of the (future) constructions on the distinct properties must be manufactured and maintained in such a way that they guarantee the durable continued existence of the constructions on the other property.

As a result of the establishment of this easement, every owner of a property has the right to perform on the property of the other the maintenance, the repair and the update of the elementary structures and constructions owned by it.

b. Rights to install beams and anchoring

The property as described above under II.b. and the Volume Plot by means of a right to install beams, grant the mutual right to install beams in the walls as well as by means of an easement of anchoring to grant the right to take support in each other’s structural elements, this all in accordance with the rules of the art and with a few for the aesthetic look.

All structural elements of the future constructions on the aforementioned properties must be manufactured and maintained in such a way that they guarantee the durable continued existence of the constructions on the other property.

c. Right to use cables and utility lines

The property as described above under II.b. and the Volume Plot establish mutual rights to install cables and utility lines of any kind whatsoever, and also for obtaining access to and connection to underground lines.

d. Right of drainage

The property as described above under II.b. and the Volume Plot grant each other the right of drainage of rainwater and rinse water to the lower drains and sewers.

e. Right of ventilation

The property as described above under II.b. grants to the Volume Plot which remains the property of the person appearing sub 1, under title of a right to ventilation of vapors and gases from the parking garage.

f. Emergency exits (2)

The owner of the property as described above under II.b. by this deed declares to establish right to use the emergency exit for the benefit of the Volume Plot which remains the property of the person appearing sub 1, containing that the owners and/or users of the Volume Plot in case of an emergency may use the existing emergency exists, emergency stairs, etc., as circled in black with the marking “Fire escape corridor” on the plan in annex 3 to this deed. Parties will conclude a separate agreement in which they will make agreements in connection with (i) the access to the emergency exists during the works of the Galapagos Project, (ii) the maintenance of these emergency exits, (iii) the costs of the utilities with regard to these emergency exits (if applicable) and (iv) the coordination of alarms between the two properties so that the safety will be guaranteed at all times. With the installation of these emergency exits, the person appearing sub 3 will adhere to the conditions regarding fire safety imposed in the applicable regulations, the existing environmental permit for the NMBS parking and the future environmental permit for the Galapagos Project.

g. Construction ban under the Volume Plot

There is a general prohibition in place to perform any work or constructions in the full area under the Volume parcel.

h. Possible connection of the underground parking garage

The person appearing sub 3 declares that it wishes to construct an underground parking garage in the subsurface of the plots described above. The person appearing sub 3 also wishes to realize a direct throughway between these underground parking garage and the Volume Plot (i.e. the underground parking garage which remains the property of the person appearing sub 1). The person appearing sub 1 commits to cooperate with the person appearing sub 3 in order to realize such direct throughway, with the understanding that a possible throughway between both underground parking is only possible on the condition that (i) such throughway is technically/structurally possible, (ii) such throughway does not constitute any risks, (iii) parties will make an agreement in this regard, among other things with regard to the adjusted circulation, (iv) the person appearing sub 3 accepts that this (possible) action may not have any financial consequences for the person appearing sub 1 and that a possible connection of the underground parking garages must take place fully for the account and responsibility of the person appearing sub 3, taking into account the directives, conditions and parking strategy of the person appearing sub 1 and (v) this is permitted by the environmental permit for the Galapagos Project.

If the aforementioned conditions are fulfilled, the persons appearing sub 1 and 3 mutually commit to establish the necessary right of way that would make such throughway possible.

Establishment of easements between the real estate property described above and the adjacent plot (south-east side):

Between the real estate property that is object of the current deed and the adjacent plot on the south-east side of the Galapagos Project, property of the person appearing sub 1, the following perpetual easements are establishment without compensation:

a. Zone non-aedificandi

On the adjacent property on the south-east of the Galapagos Project, property of the person appearing sub 1, by means of an easement a zone non-aedificandi is established as indicated on the plans added as annex 4 to this deed.

b. Right to lights and sights

Pursuant to the current deed, an right to lights and sights is established in favor of the real estate property that is the object of this deed, in order to permit the person appearing sub 3, in the context of the realization of the Galapagos Project, to create the necessary lights and sights (as shown in annex 2 to this deed) in the south-east facade of the Galapagos Project located on the property boundary.

C. ADMINISTRATIVE PROVISIONS

URBAN PLANNING

The sellers declare that the sold goods are not included in the landscape atlas, nor in the inventory archeological zones, the inventory of wood plantings with heritage value or the inventory of historic gardens and parks. They declare that they never received any service or notice about this.

The sellers declare that the sold property is included in the inventory of the architectural heritage, more specifically under ““Stedelijke Industriële Hogeschool (IHAM)”.

The undersigned notary Verhavert confirms that the above is also shown from a search in the database that was made available by the Agency Architectural Heritage. The undersigned notary Verhavert refers the persons appearing to the first paragraph of article 4.1.11 of the Architectural Heritage Decree. The undersigned notary informs the buyer of the legal consequences associated with the inclusion in this inventory by referring to chapter 4 of the Architectural Heritage Decree of July 12, 2013.

The buyers declare that for the property that is the object of this deed no building permit was issued nor an urban planning certificate which provides that such permit could be obtained and that therefore no guarantee can be given with regard to the possibility to develop the property or to build any permanent or movable structure thereon, which could be used as residence, subject to that which is mentioned below.

The buyer acknowledges that the undersigned notary Verhavert has pointed out that no structure, nor any permanent or movable structure that can be used as residence may be constructed on the property this deed relates to, as long as the urban planning permit has not been obtained.

If the buyer builds on the property, it must comply with the current laws, the building regulations and the determined sewer lines, without intervention by or possible recourse against the sellers.

The sellers declare that the sold goods are not subject to protection measures issued in the context of the law on monuments, town and village views nor are they located in a ranked landscape.

The sellers declare that they were not served with any expropriation decision with regard to the sold property.

If the goods, object of this deed, are subject to a whole or partial expropriation, line direction concerning front and back construction, urbanization requirements or other government decrees or regulations, the buyer must comply with all those requirements without being able to exercise any recourse towards the sellers for loss of land, rejection of permit, or for any other reason.

FLEMISH CODE OF ZONING LAW

a) Until today, the City of Mechelen has an approved plan and permits register.

The working notary reports and informs, with regard to article 5.2.1. Flemish code of Zoning Law:

1° that no environmental permit for urban actions was issued for the real estate property, with the exception of:

•Case number 12025_2005_2687 (municipal case number 1972/0744) dated December 8, 1972: painting of front facade (white) (plot numbers 0049A5P0001, 0049E4P0001);

•Case number 12025_2005_2684 (municipal case number 1972/0717) dated November 24, 1972: interior renovations (plot number 0049A5P0001);

•Case number 12025_2010_35630 (municipal case number 2010/1070) (case number AROHM SV/127/1073/63) dated April 11, 2011: renovation station and surrounding road systems-building of rail bypass (plot numbers 0049A5P0001, 0049B6P0000, 0049E4P0000, 0049R4P0001 and 0049Z4P0001);

•Case number 12025_2004_380 (municipal case number 1989/0249) dated June 2, 1989: renovation of a part of an industrial complex as industrial university + partial demolition (plot number 0049B6P0000);

•Case number 12025_2003_5884 (municipal case number 1996/0196) dated September 6, 1996: finish of freed-up partition wall (plot number 0049B6P0000);

•Case number 12025_2005_6050 (municipal case number 1967/0156) dated March 10, 1967: renovation closing walls and canopy (plot number 0049B6P0000);

•Case number 12025_2005_5303 (municipal case number 1968/0191) dated April 5, 1968: adding of storage location (plot number 0049B6P0000);

•Case number 12025_2003_6538 (municipal case number 1996/0907) dated December 3, 1996: installment of an advertising panel (plot number 0049B6P0000);

•Case number 12025_2005_3035 (municipal case number 1971/0380) dated September 2, 1971: demolition of warehouse + reconstruction of workshop (plot number 0049B6P0000);

•Case number 12025_2005_4545 (municipal case number 1969/0428) dated June 19, 1969: demolition of wooden shed and construction of steel shed (plot number 0049B6P0000);

•Case number 12025_2006_431 (municipal case number 1964/0154) dated February 27, 1964: demolition of existing and reconstruction of temporary dressing room and washing area (plot number 0049B6P0000);

•Case number 12025_2003_714 (municipal case number 1999/0613) dated July 6, 1999: installation of advertising (plot number 0049B6P0000);

•Case number 12025_2009_34229 (municipal case number 2009/1083) (case number AROHM 8.00/12025/1270.1) dated March 31, 2010: technical works (parking) (plot number 0049B6P0000);

•Case number 12025_2017_165 (municipal case number 2017/0094) (case number AROHM 8.00/12025/2127.7) dated July 10, 2017: renovation of train station (plot number 0049B6P0000);

•Case number 12025_2004_659 (municipal case number 1989/0469) dated August 1, 1989: renovation of facade (plot number 0049E4P0001);

•Case number 12025_2003_1689 (municipal case number 2000/0316) dated May 30, 2000: installation of sunscreen (plot number 0049Z4P0001).

•Case number 12025_2003_577 (municipal case number 1999/0507) dated March 2000 (decision Provincial Executive about appeal): installation of 2 lighted advertising signs.

2° that the most recent urban planning purpose of these real estate properties according to the letter from the City of Mechelen dated November twenty-eighth two thousand and eighteen and December fifth two thousand and eighteen is:

-environmentally harmful industries (plot numbers 0049A5P0001, 0049B6P0000, 0049E4P0001, 0049R4P0001 and 0049Z4P0001)

-residential area (plot 0049B6P0000)

3° that the real estate properties are not the object of a measure as listed in title VI, chapter III and IV, that there are no pending proceedings for the imposition of such measure

4° that the real estate properties are not subject to a pre-preemptive right as listed in article 2.4.1 VCRO or article 34 of the decree of April 25, 2014 concerning complex projects;

5° that the real estate properties are not subject to an environmental permit for parceling of lands;

6° that the real estate properties are not the object of a preferred decision or project decision and that the real estate property is not subject to a pre-preemptive right as listed in article 2.4.1 or article 34 of the decree of April twenty-fifth two thousand and fourteen concerning complex projects.

The notary refers parties to article 4.2.1 of the Flemish Code of Zoning Law. This provision describes the actions required by the permit.

Insofar as the private agreement concerning the sale, object of this deed, does not meet the requirements of article 5.2.5. Flemish Code for Spatial Planning, confirms the acting notary that any possible infringement with regard to the publicity and/or the private agreement is corrected with this deed.  The buyer confirms this and declares that it hereby waives the claim for nullity based on an infringement of the information obligation.

The buyer declares that with regard to the properties it has received the urban planning extracts issued on November twelfth two thousand and eighteen, November twenty-eighth two thousand and eighteen and December fifth two thousand and eighteen.

b) Forms were sent to the City of Mechelen to which they responded with a checklist. With regard to the properties that are the object of this deed it also stated among other things the following:

- the properties are located within the regional land-use plan (GRUP) “Demarcation district Mechelen: approval decision (RUP) (Decision of the Flemish Government 07/18/2008) (plot numbers 0049A5P0001, 0049E4P0001, 0049R4P0001, 0049Z4P0001);

- the properties are located within the municipal spatial implementation plan (RUP) “Arsenaal” (plot numbers 0049A5P0001, 0049B6P0000, 0049E4P0001, 0049R4P0001, 0049Z4P0001);

- the properties are located within the special plan of installation (BPA) no. 36/5 (Arsenaal) (Ministerial Decree May 25, 1994) with the purpose: public facilities, SMEs and offices) (plot numbers 0049A5P0001, 0049B6P0000, 0049E4P00001 0049R4P0001, 0049Z4P0001);

- the properties are located in the residential construction area “Arsenaal” (plot numbers 0049A5P0001, 0049B6P0000, 0049E4P0001, 0049R4P0001, 0049Z4P0001);

- the properties are located in the residential renovation area “Arsenaal” (plot numbers 0049A5P0001, 0049B6P0000, 0049E4P0001, 0049R4P0001, 0049Z4P0001);

- the properties are located in the water purification zone central area (plot numbers 0049A5P0001, 0049B6P0000, 0049E4P0001, 0049R4P0001, 0049Z4P0001);

- Insofar as known, the following environmental permits were issued or received for the properties:

* Decision of April 19, 2013 through April 19, 2033 for a construction project for realization of a road tunnel, railway viaduct, underground parking garage (plot numbers 0049A5P0001, 0049B6P0000, 0049R4P0001)

* Recording of deed of April 1, 2001 for a bowling hall (plot number 0049A5P0001, 0049E4P0001)

* Recording of deed of November 30, 2005 for a sporting complex with drainage of household waste water, 100l cleaning products, 2 polyvalent rooms, heating system of 300 kW to 500 kW (plot number 0049B6P0000)

* Recording of deed of June 18, 1996 for installation parking IHAM (plot number 0049B6P0000)

* Decision College of Mayor and Aldermen of October 11, 1932 for em. with ventilator and drying oven (plot number 0049B6P0000)

* Decision Provincial Executive of June 12, 1935 for a “naphta” storage location 2,300l (plot number 0049B6P0000)

* Decision Provincial Executive of April 7, 1937 for metal and wood working, transformer, storage of wood and flammable materials (plot number 0049B6P0000)

* Decision Provincial Executive of December 30, 1952 for the expansion of gasoline storage location 5,000l (plot number 0049B6P0000)

* Decision Provincial Executive of August 23, 1966 through June 12, 1995 for a construction workhouse with motors of together 567 kW (plot number 0049B6P0000)

* Decision Provincial Executive of August 22, 1967 through June 12, 1995 for propane gas tank 2,300kg (plot number 0049B6P0000)

* Decision Provincial Executive of June 26, 1962 through June 26, 1992 for the manufacture of wooden 32.5 hp and metal furniture 19.25 hp (plot number 0049E4P0001)

* Decision Provincial Executive of February 20, 1923 (end unknown) for the repair of bikes and cars (plot number 0049E4P0001)

* Decision College of Mayor and Aldermen of September 26, 1928 (end unknown) for sawing firewood 1hp (plot number 0049R4P0001)

* Decision governor of February 27, 1940 (end unknown) for a low-pressure steam boiler (plot number 0049Z4P0001)

* Decision College of Mayor and Aldermen of December 6, 1994 through December 31, 1995 for a cheese producing company (plot number 0049Z4P0001).

A copy of these checklists will be handed to the buyers.

DIVISION.

The undersigned notary Verhavert confirm that in accordance with article 5.2.2 of the Flemish Code of Zoning Law, by registered letter of July seventeenth two thousand and nineteen to the College of Mayor and Aldermen of the City of Mechelen has proposed the following division concerning the reported properties.

In response, the College of Mayor and Aldermen of the City of Mechelen have written the following to the undersigned notary Verhavert on August fifth two thousand and nineteen:

“…

Decision:

Article 1

The College of Mayor and Aldermen has the following comment in the context of the present application for division in accordance with article 5.2.2 VCRO of a plot located in Hanswijkvaart ZN, with cadastral information: department 3, section D, plot numbers 49 A5, E4, R4, Z4 and B6:

The Lot 2 concerns a residual plot that may not be transferred.

Only lot 1A and lot 1B may be eligible for sale. Thereby it should be noted that the division does not lead to that the lots 1A and 1B can be developed.

Consequently, not statements are made about the reliability of the lots.”

CONVENTIONAL PRE-EMPTIVE RIGHTS - RIGHT OF REPURCHASE.

The sellers declare that they themselves did not allow a pre-preemptive right and are not aware of any conventional pre-preemptive right or right of repurchase which could control the sale of this property.

PROVISIONS REGARDING THE FLEMISH RESIDENTIAL CODE.

The sellers declare that they are not aware that the property that is the object of the current sale falls under the application of article 85/1 of the Flemish Residential Code, which states as follows:

“The Flemish Company for Social Living, the social housing companies, the municipalities and the public centers for social wellbeing have a pre-preemptive right on the homes on which they have performed renovation, improvement or modification work with application of article 18/2 and 90.

Without prejudice to the first paragraph, the Flemish Company for Social Living, the social housing companies with their operating area, and the municipalities in their territory, have a pre-preemptive right on:

1) a home that is included in one of the lists of the inventory, as referred to in article 28/1 of the decree on the levy to combat vacancies and dilapidation.

2) a home which was demolished during the period determined by the Flemish Government it was condemned or for which a certificate of conformity was rejected and which no longer qualifies for renovation, improvement or modification work.

3) A plot, intended for residential construction, which is located in a housing renovation area or housing construction are which is recognized as “special area” by an implementing decision of the Flemish Housing Code or by Ministerial Decree.

With regard to the aforementioned Flemish Housing Code, a letter was sent to the City of Mechelen.

By its letter of November nineteenth two thousand and eighteen, November thirtieth two thousand and eighteen and December fifth two thousand and eighteen, the City of Mechelen did not respond to the question whether the aforementioned properties fall under the application of article 85/1 of the Flemish Housing Code.

Searches performed by the undersigned notaries in the Flemish Land Database have shown that the properties that are the object of this deed do not fall under the pre-preemptive right Flemish Housing Code.

PRE-EMPTIVE RIGHT DE VLAAMSE WATERWEG

Searches performed in the Flemish Land Database have shown that the pre-preemptive right of the Vlaamse Waterweg applies to the aforementioned properties.

Therefore, the undersigned notary Verhavert has offered the aforementioned pre-preemptive right via the e-notariaat on August eight two thousand and nineteen.

On August thirteenth, two thousand and nineteen, the department de Vlaamse Waterweg responded that it did not wish to exercise its right.

SOIL DECREE.

The sellers declare that no institution is or was located on the lands that are the object of this deed, or an activity is or was performed that is included in the list of institutions and activities that could cause soil pollution, as referred to in the Soil Decree, with the exception of the aforementioned plots 0049B6P0000, 0049E4P0001 and 0049A5P0001.

In letters from the City of Mechelen dated November nineteenth two thousand and eighteen, November thirtieth two thousand and eighteen and December fifth two thousand and eighteen, it is confirmed that a permit or report is known in connection with a bothersome institution that is or was operated on the following plots:

•plot number 0049B6P0000:

-construction workhouse with motors of together 567 kW (4.3.b.2; 29.5.2.3; 17.3.4.2)

-expansion gasoline storage location (17.3.4.2)

-metal and woodworking, transformer, storage of wood and flammable materials (29.5.2.2)

-“naptha” storage location 2.300l (17.3.4.2)

-construction project (12.1.2; 17.3.4.2.b.1; 17.3.5.2.b; 29.5.2.1.a; 29.5.3.1.a)

•plot number 0049E4P0001:

-manufacturing of woods 32.5 hp and metal furniture 19.25 hp: 29.5.2.1

-repair of bikes and cars: 15.2

The sellers declare that no high-risk institutions were located on the plot numbers 0049A5P0001, 0049B6P0000 and 0049E4P0001 as aforementioned and as is also shown from the aforementioned information provided by the City of Mechelen.

The sold properties in the past were already the object of an exploratory soil survey.  The most recent exploratory soil survey report was prepared by ABO nv and is dated December fourteenth two thousand and eighteen. This is less than one year before the transfer which takes place in the context of the sale, object of this deed.

The sellers declare that since that date as far as they know one high-risk institution is located on the sold properties but that since that date no damage event has taken place on the land.

The searches of the notary show that the purpose of the land to be investigated in accordance with the current development plans or zoning plans since the date of the signing of the most recent exploratory survey report has not changed in the sense that a zoning type with a lower soil remediation standard applies.

The zoning description of the investigated soil did not change either.

Consequently, in accordance with article 64 VLAREBO, in response to the sale that is the object of this deed, no new exploratory soil survey had to be performed prior to the transfer.

The contents of the soil certificates that were issued by the OVAM on December nineteenth two thousand and eighteen state as follows:

For plot numbers 0049R4P0001 and 0049Z4P0001:

“2 Content of the soil certificate

“For this land, the OVAM has no relevant information about the quality of the soil.

“This soil certificate replaces all previous soil certificates.

“Comments:

“1 Risk lands can only be transferred if an exploratory soil survey was submitted to the OVAM in advance.

“2 You can find more information about the municipal inventory and the applicability to parts of plots at www.ovam.be/gemeentelijke-inventaris.

“3 Additional information about the transfer regulation: www.overdracht.ovam.be.

"4 If the soil is excavated, disposed or received, the rules of earth movement apply. More information: “www.ovam.be/grondverzet.

“5 More information about the data flows used by the OVAM can be found at http://www.ovam.be/disclaimer.

“6 The OVAM does not guarantee the accuracy of the data that was provided to it.

“In Mechelen, 12/19/2018

“Ann Cuyckens,

“Department Head

For plot number 0049A5P0001:

“2 Content of the soil certificate

“This land is included in the land information register.

“2.1 Information about the municipal inventory

“The OVAM does not have information from the municipal inventory for this land.

“2.2 Decision about the quality of the soil

"According to the Soil Decree, no further measures have to be performed on this land.

“2.2.1 Historic pollution

“According to the Soil Decree, no descriptive soil survey has to be performed on this land For this decision, the OVAM bases itself on the exploratory soil survey of 12/14/2018, and the soil characteristics and function of the land included therein.

“2.3 Documents about the soil quality

“2.3.1 Historic pollution

“DATE: 05/14/2003

“TYPE: Exploratory soil survey

“TITLE: Exploratory Soil Survey, Hanswijkvaart 12 in Mechelen

“AUTHOR: Deckers Milieubeheer BVBA

“DATE: 12/14/2018

“TYPE: Exploratory soil survey

“TITLE: Exploratory soil survey; NMBS, Hanswijkvaart, “2800 Mechelen; OVAM dossier 10238 and 20998

“AUTHOR: ABO NV

“This soil certificate replaces all previous soil certificates.

“Comments:

“1 High-risk lands can only be transferred if an exploratory soil survey was submitted to the OVAM in advance.

“2 You can find more information about the municipal inventory and the applicability to parts of plots at www.ovam.be/gemeentelijke-inventaris.

“3 Additional information about the transfer regulation: www.overdracht.ovam.be.

"4 If the soil is excavated, disposed or received, the rules of earth movement apply. More information: “www.ovam.be/grondverzet.

“5 More information about the data flows used by the OVAM can be found at http://www.ovam.be/disclaimer.

“6 The OVAM does not guarantee the accuracy of the data that was provided to it.

“7 For review of the above-mentioned documents: www.ovam.be/inzage

“In Mechelen, 12/19/2018

“Ann Cuyckens,

“Department Head

For plot number 0049B6P0000:

“2 Content of the soil certificate

“This land is included in the land information register.

“2.1 Information about the municipal inventory

“Municipal information shows that a high-risk institution is or was present on this land. As a result, this land is risk land.

“2.2 Decision about the quality of the soil

"According to the Soil Decree, further measures have to be performed on this land.

“2.2.1 Historic pollution

“According to the Soil Decree, soil remediation must be performed on this land. For this decision, the OVAM bases itself descriptive soil survey of 02/28/2005, and the soil characteristics and function of the land included therein. The soil pollution found during this soil survey was not created on this land. The remediation obligation lies with the owner or use of the land where the soil pollution was created. You can find more information on www.ovam.be/verspreidingsperceel.

“In accordance with the Soil Decree, the following obligations were fulfilled:

– The soil remediation project of 12/21/2010 was submitted to the OVAM on 01/04/2011. In response, the OVAM issued a certificate of conformity.

“According to the Soil Decree, no descriptive soil survey has to be performed on this land. For this decision, the OVAM bases itself on the exploratory soil survey of 12/14/2018, and the soil characteristics and function of the land included therein.

“The soil remediation activities that are described in the soil remediation project of 12/21/2010 were not yet started.

“2.2.2 Mixed predominant historical pollution

“In accordance with the Soil Decree, the following obligations were fulfilled:

“- the end evaluation study of 05/01/2006 was submitted to the OVAM on 05/31/2006. In response, the OVAM issued a final statement. This statement contains the results of the soil remediation activities as described in the soil remediation project dated 02/05/2004. Because of the soil remediation activities that were performed, with regard to the soil remediation outlined in the aforementioned soil remediation project and given the soil characteristics and function of the land contained therein, no further measures are necessary according to the Soil Decree.

“According to the Soil Decree, no descriptive soil survey has to be performed on this land. For this decision, the OVAM bases itself on the exploratory soil survey of 12/14/2018, and the soil characteristics and function of the land included therein.

“2.3 Documents about the soil quality

“2.3.1 Historic pollution

“DATE: 06/16/2000

“TYPE: Descriptive soil survey

“TITLE: Descriptive soil survey, IHAM, Hanswijkvaart 10, in Mechelen (5087/A2082)

“AUTHOR: Geologica NV

“DATE: 05/30/2003

“TYPE: Descriptive soil survey

“TITLE: Update Descriptive Soil Survey - Pollution core 2 - IHAM - Hanswijkvaart 21 - 2800 Mechelen

“AUTHOR: SGS Environmental Services NV

“DATE: 02/28/2005

“TYPE: Descriptive soil survey

“TITLE: Descriptive Soil Survey in connection with Soil Remediation Centrale Werkplaats Mechelen, Leuvensesteenweg 30 in 2800 Mechelen 01-03787

“AUTHOR: ABO NV

“DATE: 12/21/2010

“TYPE: Soil remediation project

“TITLE: Amended Second Phased Soil Remediation Project NMBS Centrale Werkplaats Mechelen – Part: zone buildings A and B + plot number 49 Z 5 (current plot 49 B 6) and zone warehouse C1

“AUTHOR: Mava NV

“DATE: 04/20/2012

“TYPE: Exploratory soil survey

“TITLE: Update Exploratory soil survey - City of Mechelen - Hanswijkvaart/Bautersemstraat, 2800 Mechelen

“AUTHOR: Ecorem NV

“DATE: 12/14/2018

“TYPE: Exploratory soil survey

“TITLE: Exploratory soil survey; NMBS, Hanswijkvaart, “2800 Mechelen; OVAM dossier 10238 and 20998

“AUTHOR: ABO NV

“2.3.2 Mixed predominant historical pollution

“DATE: 09/22/1999

“TYPE: Exploratory soil survey

“TITLE: Exploratory Survey IHAM Hanswijkvaart 10 2800 Mechelen (09/22/1999)

“AUTHOR: Geologica NV

“DATE: 02/21/2000

“TYPE: Exploratory soil survey

“TITLE: Exploratory Survey IHAM Hanswijkvaart 10 2800 Mechelen (09/22/1999) and Addendum to the Exploratory Soil Survey, IHAM, Hanswijkvaart 10 – 2800 Mechelen.

“(995157add/A2009)

“AUTHOR: Geologica NV

“DATE: 06/16/2000

“TYPE: Descriptive soil survey

“TITLE: Descriptive soil survey, IHAM, Hanswijkvaart 10, in Mechelen (5087/A2082)

“AUTHOR: Geologica NV

“DATE: 05/30/2003

“TYPE: Descriptive soil survey

“TITLE: Update Descriptive Soil Survey - Pollution core 2 - IHAM - Hanswijkvaart 21 - 2800 Mechelen

“AUTHOR: SGS Environmental Services NV

“DATE: 02/05/2004

“TYPE: Soil remediation project

“TITLE: Soil Remediation Project Hogeschool IHAM, Hanswijkvaart 21 - Mechelen – 30064/A2556

“AUTHOR: SGS Belgium NV

“DATE: 02/23/2006

“TYPE: Exploratory soil survey

“TITLE: Update Exploratory Soil Survey - AGB Sport Actief Mechelen at the Bautersemstraat 57 and Hanswijkvaart 21 in 2800 Mechelen. Final report (Case number.: B03/1341.004.R1)

“AUTHOR: Ecorem NV

“DATE: 05/01/2006

“TYPE: Final evaluation survey

“TITLE: Final evaluation survey City of Mechelen Supervision soil remediation activities Site Hogeschool IHAM in Mechelen (B01/1341.073.R2)

“AUTHOR: Ecorem NV

“DATE: 04/20/2012

“TYPE: Exploratory soil survey

“TITLE: Update Exploratory soil survey - City of Mechelen - Hanswijkvaart/Bautersemstraat, 2800 Mechelen

“AUTHOR: Ecorem NV

“DATE: 12/14/2018

“TYPE: Exploratory soil survey

“TITLE: Exploratory soil survey; NMBS, Hanswijkvaart, “2800 Mechelen; OVAM dossier 10238 and 20998

“AUTHOR: ABO NV

“This soil certificate replaces all previous soil certificates.

“Comments:

“1 Risk lands can only be transferred if an exploratory soil survey was submitted to the OVAM in advance.

“2 You can find more information about the municipal inventory and the applicability to parts of plots at www.ovam.be/gemeentelijke-inventaris.

“3 Additional information about the transfer regulation: www.overdracht.ovam.be.

"4 If the soil is excavated, disposed or received, the rules of earth movement apply. More information: “www.ovam.be/grondverzet.

“5 More information about the data flows used by the OVAM can be found at http://www.ovam.be/disclaimer.

“6 The OVAM does not guarantee the accuracy of the data that was provided to it.

“7 For review of the above-mentioned documents: www.ovam.be/inzage

“In Mechelen, 12/19/2018

“Ann Cuyckens,

“Department Head

For plot number 0049E4P0001:

“2 Content of the soil certificate

“This land is included in the land information register.

“2.1 Information about the municipal inventory

“The OVAM does not have information from the municipal inventory for this land.

“2.2 Decision about the quality of the soil

"According to the Soil Decree, no further measures have to be performed on this land.

“2.2.1 Historic pollution

“According to the Soil Decree, no descriptive soil survey has to be performed on this land. For this decision, the OVAM bases itself on the exploratory soil survey of 12/14/2018, and the soil characteristics and function of the land included therein.

“2.3 Documents about the soil quality

“2.3.1 Historic pollution

“DATE: 12/14/2018

“TYPE: Exploratory soil survey

“TITLE: Exploratory soil survey; NMBS, Hanswijkvaart, “2800 Mechelen; OVAM dossier 10238 and 20998

“AUTHOR: ABO NV

“This soil certificate replaces all previous soil certificates.

“Comments:

“1 Risk lands can only be transferred if an exploratory soil survey was submitted to the OVAM in advance.

“2 You can find more information about the municipal inventory and the applicability to parts of plots at www.ovam.be/gemeentelijke-inventaris.

“3 Additional information about the transfer regulation: www.overdracht.ovam.be.

"4 If the soil is excavated, disposed or received, the rules of earth movement apply. More information: “www.ovam.be/grondverzet.

“5 More information about the data flows used by the OVAM can be found at http://www.ovam.be/disclaimer.

“6 The OVAM does not guarantee the accuracy of the data that was provided to it.

“7 For review of the above-mentioned documents: www.ovam.be/inzage

“In Mechelen, 12/19/2018

“Ann Cuyckens,

“Department Head

After the buyer was informed about the fact that it can claim nullity of the transfer because the sellers have not complied with the obligations contained in the articles 102 et seq. of the Soil Decree before the transfer, declared in the application of article 116, §2 Soil Decree:

- that the aforementioned obligations were yet complied with before the execution of this deed;

- to expressly waive the claim for nullity.

RISK ZONE FLOODING AREA - THE WATER PARAGRAPH.

1. Pursuant to a search via geopoint on July sixteenth two thousand and nineteen, the undersigned acting notary, with application of article 129 of the Law concerning the insurances, declares that the above-mentioned real estate property is not located in one of the risk zones for flooding as determined by the Royal Decree of February 28, 2007 to delineate the risk zones.

2. Pursuant the same search, the undersigned acting notary, with application of article 1.3.3.3.2 of the decree of July 18, 2003 concerning the integral water policy, coordinated on June 15, 2018, that the declares the above-mentioned real estate property:

- is not located in a possible flood prone area;

- is not located in an effective flood prone area;

- is not located in a demarcated flood area;

- is not located in a demarcated bank area.

FOREST DECREE.

The sellers declare that the sold properties are not woods as referred to in the Forest Decree. Consequently, the obligations provided in article 91 of this decree do not have to be complied with.

NATURE PRESERVATION.

The sellers declare that the sold property is not located within:

- a Flemish ecological network (VEN),
- a nature preserve and its expansion perimeter located within the green and forest areas, the forest expansion areas and all destination areas that are comparable to these areas as indicated on the development plans or the spatial implementation plans that are in force in the spatial planning or the Flemish ecological network;

- a perimeter demarcated by the Flemish government within the green and forest areas and the forest expansion areas and the destination areas that are comparable to these areas as indicated on the development plans or the spatial implementation plans that are in force in the spatial planning within the integral acquisition and supporting network (IVON);

- the demarcation of a nature development project.
Consequently, the pre-preemptive right nature provided in article 37, §1 of the decree of October 21, 1997 concerning the nature preservation and the natural environment does not apply.

FEDERAL CABLES AND LINES INFORMATION REPORTING POINT (KLIM)

The attention of the buyer is called to the necessity to check on the website of the Federal Cables and Lines Information Reporting Point (https://www.klim-cicc.be) whether there are underground gas lines or other lines on the aforementioned real estate properties, specifically prior to the performance of work on these properties.

In this regard, the undersigned acting notary refers to the letter of Elia Asset Nv of July 5, 2019, of which the buyer declares to have received a copy, in which the aforementioned company states, copied literally below:

“In response to your application via klim of July 4, 2019, we can inform you that at the aforementioned address no underground occupation by Elia. There are high-voltage cables in the underground of the adjacent public domain. In order to guarantee the safety of person, the continuity of the electricity facilities and the safeguarding of all installations involved, one must observe only some legal requirements in the immediate surroundings of our installations. We would also like to inform you of the attached directives you will need to correctly interpret our plans.

The buyer declares to have received a copy of these directives.

PURCHASE PRICE

The undersigned acting notary has read to the persons appearing the articles 3.4.7.0.6 and 3.18.0.0.14 of the Flemish Code Fiscality regarding “price bewimpeling” [listing a lower price in the contract than the actual price], which the persons appearing confirm.

Parties thereafter declared that this sale was concluded for the total price of TEN MILLION TWO HUNDRED THOUSAND EUROS (EUR 10,200,000.00), or:

- for the property described above under II.a.: TWO MILLION TWO HUNDRED AND FOURTEEN THOUSAND FOUR HUNDRED AND TWENTY-NINE EUROS (EUR 2,214,429.00);

- for the property described above under Ii.b.: SEVEN MILLION NINE HUNDRED AND EIGHTY-FIVE THOUSAND FIVE HUNDRED AND SEVENTY-ONE EUROS (EUR 7,985.571).

a) The buyer shall pay the purchase price as follows: an advance of six hundred thousand euros (EUR 600,000.00) was paid, before the execution of this deed, by means of a transfer from account number BE15 4185 5057 0130 in name of the buyer to account number BE23 0682 3042 9991 in name of the associated notaries Boeykens & Guldemont.

Prior to the execution of this deed, notary Boeykens transferred this amount to account number BE84 0688 9821 3559 of the undersigned notary Verhavert;

b) on balance, and nine million six hundred thousand euros (EUR 9,600,000.00) was paid at the execution of this deed, by means of transfer from account number BE64 7360 5364 9552 in name of the buyer to account number BE84 0688 9821 3559 in name of the undersigned notary Verhavert.

Notary Verhavert is asked by the persons appearing sub 1 and 2 to forward the purchase price as follows to the account numbers that were provided to him today:

a)To the person appearing sub 1: an amount of seven million nine hundred and eighty-five thousand five hundred and seventy-one euros (EUR 7,985,571.00);

b)To the person appearing sub 2: an amount of two million two hundred and fourteen thousand four hundred and twenty-nine euros (EUR 2,214,429.00).

WHEREOF DISCHARGE, in duplicate with any already granted discharge.

The General Administration of the Patrimonial Documentation is discharged to officially perform any registration during the transfer of this.

For this matter the parties elect domicile at their respective company office.

DECLARATION PRO FISCO

Free registration Brownfield Project

The buyer hereby declares that for the legal actions, laid down in this deed, it wishes to invoke the advantage of the cost-free registration, as laid down in article 2.9.6.0.3, 12° of the Flemish Fiscal Code.

In light thereof the document in which the following is confirmed will be attached to this deed:

- that the transfer takes place in view of the realization of a Brownfield Project which is the object of the Brownfield Covenant, called “Brownfieldconvenant 105 Mechelen - Ragheno II”;

- that the real estate properties for which the cost-free registration is requested are part of the Brownfield Project;

- that the object of this sale does not contain any other goods than those that are the object of said Brownfield Project.

AUTHORIZATION.

Parties authorize:

-Mrs. MARNEF Peggy, born in […***…];

-Mr. VRIJDAGHS Dieter, born in […***…];

-Ms. ROBBRECHT An, born in […***…];

-Ms. BLOCK Lynn, born in […***…].

employees of the office of notary Paul Verhavert,

and

-KLAPS Margaretha Joanna Francisca, residing in […***…];

-SPRUYT Annelies, residing in […***…].

employees of the office of notary Jan Boeykens,

to, if necessary, bring the cadastral situation of the respective sold goods and the Volume Plot in line with the ownership situation as is shown from the current deed, including the execution of correcting or additional deed.

CERTIFICATION

In accordance with the Organic Law on Notaries, the acting notary confirms that it knows that parties or that it has verified their identities based on the ID cards.

In accordance with the Mortgage Act, the acting notary with regard to the parties involved in this deed, certifies:

a. for the natural persons: the names, first names, places and dates of birth based on searches in the federal register and the ID card. The federal register numbers were stated with the express agreement of the parties involved.

b. for the legal entities: the name, the legal from, the registered office, the date of incorporation and the VAT number or federal register number.

ORGANIC LAW ON NOTARIES.

The persons appearing declare to us that the parties as well as the intervening persons have taken note of the draft of this deed at least five business days before the execution thereof.

This deed is read integrally with regard to the statements in article 12, paragraph 1 and 2 of the Organic Law on Notaries as well as any changes that were made to the draft of the deed that was provided in advance.

The entire deed was explained by the acting notary for the persons appearing.

FINAL STATEMENT.

The persons appearing declare that this deed is the accurate reflection of their agreement, even if clauses of this deed deviate from those stated in the private deed or other documents.

The parties and any intervening parties confirm that the notary has informed them that article 9 of the law of March 16, 1803 to regular the Notary Profession obligate him to give bipartisan advice; these provisions require the notary that, if he determines that there are conflicting interests or unbalanced clauses, he must inform the parties that they are free to elect their attorney, regardless of whether this is a notary or another legal counsel; the notary is obligated to inform the parties in a bipartisan manner about their rights and obligation. The parties declare, after having been information about this by the notary, that the commitments each of them have made are balance and equal.

In accordance with article 19, paragraph 3 of the Organic Law on Notaries, the persons appearing expressly confirm that the documents that may be referred in this deed or its possible attachments form one whole in order to together count as authentic deed.

COMPETENCY - ABILITY.

All the persons appearing declare that they are competent and able to perform the legal actions determined by this deed and that they are not affected by any measures which could create an incompetency in this regard, such as bankruptcy, collective debt restructuring, appointment of administrator or other measures with similar consequences.

WHEREOF DEED.

Executed in Mechelen at the office of the undersigned notary Verhavert, acting notary, at the aforementioned date.

After an integral reading of the entire deed and explanation by the undersigned notary Verhavert, the parties, represented as stated, and I, notary, sign.

Fee of fifty euros paid at the request of undersigned notary Paul Verhavert (article 6.3° of the Implementing Decision).